SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8‑K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 6, 2002

Commission File Number	Exact Name of Registrant as specified in its charter	State or other Jurisdiction of Incorporation	IRS Employer Identification Number
_____________	_____________	_____________	_____________
1-12609 1-2348	PG&E Corporation Pacific Gas and Electric Company	California California	94-3234914 94-0742640

Pacific Gas and Electric Company 77 Beale Street, P. O. Box 770000 San Francisco, California 94177		PG&E Corporation One Market, Spear Tower, Suite 2400 San Francisco, California 94105

(Address of principal executive offices) (Zip Code)

Pacific Gas and Electric Company (415) 973-7000		PG&E Corporation (415) 267-7000

(Registrant's telephone number, including area code)

Item 5. Other Events
A.        PG&E Corporation Credit Agreement and PG&E National Energy Group, Inc. Credit ratings downgrades
            General Electric Capital Corporation (GECC) (Tranche A Lender), Lehman Commercial Paper Inc. (LCPI) and certain other lenders (collectively, the Tranche B Lenders) under PG&E Corporation's aggregate $1.02 billion in Tranche A and Tranche B loans outstanding under the Amended and Restated Credit Agreement dated as of June 25, 2002 (Credit Agreement) have granted a waiver, through August 16, 2002, of the requirement that PG&E Corporation's subsidiary, PG&E National Energy Group, Inc. (PG&E NEG), continue to maintain investment grade ratings with either Standard & Poor's (S&P) or Moody's Investor Services, Inc. (Moody's).  The Tranche A Lender's and Tranche B Lenders' agreement to provide a waiver preceded the announcement, on August 5, 2002, by Moody's of its decision to downgrade the senior unsecured debt ratings of PG&E NEG to Ba2 from Baa2.  Moody's maintained its negative rating outlook for PG&E NEG.  Moody's also lowered the senior debt rating of two of PG&E NEG's subsidiaries, both with negative rating outlooks. The senior unsecured debt of PG&E Gas Transmission, Northwest Corporation was downgraded to Baa2 from Baa1, and the senior debt of USGen New England, Inc. was downgraded to Baa3 from Baa1. As previously disclosed, on July 31, 2002, S&P downgraded PG&E NEG's credit rating to BB+ with CreditWatch with negative implications from BBB with a stable outlook.
            Absent the waiver by the Tranche A Lender and the Tranche B Lenders, the dual downgrade would have constituted a default under PG&E Corporation's Credit Agreement.
            Subject to their respective rights as set forth in the Intercreditor and Subordination Agreement, dated as of June 25, 2002, by and between the Tranche A Lender, the Tranche B Lenders and certain other parties thereto, the Tranche A Lender and the Tranche B Lenders would, upon expiration of the waiver, have the right to declare all amounts outstanding under the Credit Agreement to be immediately due and payable.  The failure of PG&E Corporation to repay this accelerated indebtedness would entitle the Tranche A Lender and the Tranche B Lenders, subject to the Intercreditor Agreement, to exercise certain remedies, including their rights as secured parties against their collateral, i.e., the pledged interests of PG&E Corporation in PG&E National Energy Group, LLC (NEG, LLC), NEG LLC's pledged interests in PG&E NEG, and a pledged interest in an interest reserve account with a current balance of approximately $65 million.
            With respect to the $280 million aggregate principal amount of 7.5% Convertible Subordinated Notes issued by PG&E Corporation pursuant to an Indenture dated as of June 25, 2002 by and between PG&E Corporation and U.S. Bank, N.A., as trustee (Notes), if the obligations under the Credit Agreement were accelerated and PG&E Corporation failed to pay such accelerated obligations as described above and such failure continues for 30 days after receipt of written notice from the trustee or holders of at least 25% of the aggregate principal amount of outstanding Notes, the Notes would also be in default.  Thereupon, and subject to the subordination provisions of the Indenture, the trustee or the Note holders would have the right to accelerate the Notes.  A similar cross-default situation could develop if creditors of PG&E Corporation's significant subsidiaries, including PG&E NEG, accelerated $150 million or more in aggregate principal amount of indebtedness.
            During the term of the waiver by the Tranche A Lender and the Tranche B Lenders, PG&E Corporation intends to negotiate with the Tranche A Lender and the Tranche B Lenders for the elimination of the credit rating maintenance covenant from the Credit Agreement or such other amendments as may be needed to avoid a default of these obligations; however, PG&E Corporation cannot predict whether, or to what extent, it would be successful in such efforts.  Current PG&E Corporation cash balances are insufficient to repay the full amount of its outstanding debt.
            Due to the dual downgrade, PG&E NEG is required to fund construction draws under the GenHoldings I credit facility entirely with equity until PG&E NEG's full equity commitment is fulfilled.  After PG&E NEG's equity commitment is fulfilled, the lenders will fund construction draws in accordance with the credit facility.  As a result, PG&E NEG is required to fund through December 2002 approximately $270 million of equity that otherwise would have been funded during the first six months of 2003.  This $270 million equity commitment funding is in addition to approximately $235 million that PG&E NEG was already committed to fund through December 2002.  These amounts are based upon the contractors' projected construction schedule for PG&E NEG's Athens, Covert and Harquahala generating projects.  (In its most recent Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2002 (Form 10-Q/A), PG&E Corporation reported the credit rating for the GenHoldings I financing as remaining BBB-.  On August 2, 2002, PG&E NEG was informed by S&P that, along with the other downgrades, the GenHoldings I debt rating was downgraded to BB+.)
            In addition to the equity funding at GenHoldings I, PG&E NEG is also required as a result of the dual downgrade to fund approximately $23 million of remaining construction draws for its La Paloma generating project.  PG&E Corporation's Form 10-Q/A included a table which provided an estimate of PG&E NEG's potential sources and uses of cash for the next twelve months based upon assumptions regarding exposure and negotiations with and payments to counterparties, and calls on PG&E NEG's liquidity.  (See section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations  – Liquidity and Financial Resources" in PG&E Corporation's Form 10-Q/A.)  This table included the $23 million of construction draws for the La Paloma project as part of the loan maturity for the Lake Road and La Paloma generating projects.
            Also, in PG&E Corporation's Form 10-Q/A, PG&E Corporation reported that as a result of the dual downgrade, the amount of PG&E NEG guarantees with respect to its tolling agreements that must be replaced or secured by alternative collateral would increase to $595 million from $575 million.  On August 2, 2002, PG&E NEG amended the one tolling agreement that contained the dual ratings trigger to defer until December 2, 2002 the obligation to post acceptable security.  As a consequence, the amount of guarantees that PG&E NEG must replace or secure with alternative collateral currently remains at $575 million.
            The actual calls on PG&E NEG's liquidity will depend largely upon counterparties' reactions to the downgrades, the continued performance of PG&E NEG companies under the underlying agreements and the counterparties' other commercial considerations. Therefore, neither PG&E Corporation nor PG&E NEG can quantify with any certainty the actual calls on PG&E NEG's liquidity.  In the past, PG&E NEG has been able to negotiate acceptable arrangements and reduce its overall exposure to counterparties when PG&E NEG or its counterparties have faced similar situations.  However, there can be no assurance that PG&E NEG could negotiate acceptable arrangements in the current circumstances.
B.         Pacific Gas and Electric Company Bankruptcy
            On August 2, 2002, Pacific Gas and Electric Company (Utility) received a private letter ruling from the Internal Revenue Service confirming that the transactions contemplated under the Utility's proposed plan of reorganization (Plan) would, if implemented, constitute a tax-free reorganization under Section 368 of the Internal Revenue Code.
            Before the Plan can become effective, it must be confirmed by the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court).  Disclosure statements describing the Utility's Plan and a competing alternative proposed plan of reorganization sponsored by the California Public Utilities Commission (CPUC) were sent to creditors on June 17, 2002.  All ballots must be received by August 12, 2002.
            At a status conference held on August 1, 2002, the Bankruptcy Court ordered that, as both parties had requested, confirmation hearings on both the Utility's Plan and the CPUC's proposed plan of reorganization will begin on November 12, 2002, starting with the CPUC's plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION
By BRUCE R. WORTHINGTON

BRUCE R. WORTHINGTON Senior Vice President and General Counsel

PACIFIC GAS AND ELECTRIC COMPANY
By: DINYAR B. MISTRY

DINYAR B. MISTRY Vice President and Controller

Dated:  August 6, 2002